                                                                      Exhibit 2


                        AGREEMENT AND PLAN OF MERGER OF
                                ONBANCORP, INC.
                                 WITH AND INTO
                            OLYMPIA FINANCIAL CORP.

    AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of October 28, 1997, by and between ONBANCORP, INC. ("OBC"), a Delaware corporation having its principal executive office at 101 South Salina Street, Syracuse, New York 13202 and OLYMPIA FINANCIAL CORP. ("Merger Sub"), a Delaware corporation having its principal executive office at One M&T Plaza, Buffalo, New York, 14240 and joined in by FIRST EMPIRE STATE CORPORATION ("FESC"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York 14240.

                                   WITNESSETH

    WHEREAS, the respective Boards of Directors of OBC, Merger Sub and FESC deem the merger of OBC with and into Merger Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of OBC, Merger Sub and FESC have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement"); and

    WHEREAS, the parties hereto desire that OBC shall be acquired by FESC through the merger of OBC with and into Merger Sub, with Merger Sub as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

    WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

    NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I.
                                     MERGER

    Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), OBC shall be merged with and into Merger Sub, pursuant to the provisions of, and with the effect provided in, 8 Del. Code Ch. 1, subchapter IX (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of OBC shall cease and Merger Sub, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Merger Sub as existing at and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation").

                                  ARTICLE II.
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

    The Certificate of Incorporation and the By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.


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


                                  ARTICLE III.
                               BOARD OF DIRECTORS

    The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                                  ARTICLE IV.
                                    CAPITAL

    At the Effective Time, all of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by virtue of the Merger and shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                                   ARTICLE V.
                         CONVERSION AND EXCHANGE OF OBC
                       SHARES; FRACTIONAL SHARE INTERESTS

    1. At the Effective Time, each share of the common stock of OBC, par value $1.00 per share ("OBC Common Stock"), issued and outstanding immediately prior to the Effective Time (except as provided in Section 2 of this Article V, and subject to Sections 5 and 7 of this Article V), together with the rights attached thereto issued pursuant to the Rights Agreement, dated as of September 25, 1989 between OBC and The Bank of New York, as rights agent, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Article V, either (i) the right to receive $69.50 in cash without interest (the "Cash Consideration") or
(ii) 0.161 of a share (the "Exchange Ratio") of common stock, par value $5.00 per share, of FESC ("FESC Common Stock") (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

    2. (a) At the Effective Time, all shares of OBC Common Stock held in the treasury of OBC or owned beneficially by any Subsidiary of OBC other than in a fiduciary capacity ("Trust Account Shares") or in connection with a debt previously contracted ("DPC Shares") and all shares of OBC Common Stock owned by FESC or owned beneficially by any subsidiary of FESC other than Trust Account Shares and DPC Shares shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

    (b) Notwithstanding any other provision contained in this Plan of Merger, no shares of OBC Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights (any such shares being referred to herein as "Dissenting Shares") under applicable law shall be converted into the right to receive the Merger Consideration as provided in Section 1 of this Article V unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have so failed to perfect or effectively withdrawn or lost such right prior to the Election Deadline (as defined herein), each of such holder's shares of OBC Common Stock shall thereupon be deemed to be Non-Election Shares (as defined herein) for all purposes under this Article V. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger after the Election Deadline, each of such holder's shares of OBC Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration or a combination thereof as determined by FESC in its sole discretion.

    3. (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates

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theretofore representing OBC Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by FESC and reasonably satisfactory to OBC (the "Exchange Agent") in such form as OBC and FESC shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of OBC Common Stock (other than holders of Dissenting Shares or shares of OBC Common Stock to be cancelled as provided in Section 2(a) of this Article V) as of a record date which is not less than five nor more than ten business days prior to the Mailing Date. The "Mailing Date" shall be a date specified by OBC which date shall be not earlier than the earlier to occur and not later than the later to occur of the date of the OBC stockholder meeting contemplated by Section 4.1 of the Reorganization Agreement or the tenth business day following the date upon which the last of the regulatory approvals contemplated by Section 5.1(b) of the Reorganization Agreement shall have been received (without regard to any waiting periods in respect thereof).

    (b) Each Election Form shall entitle the holder of shares of OBC Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"), PROVIDED, HOWEVER, that a holder may make a Mixed Election only if such election would result in a Cash Election with respect to at least 100 shares of OBC Common Stock and a Stock Election with respect to at least 100 shares of OBC Common Stock. Holders of record of shares of OBC Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of OBC Common Stock held by that Representative for a particular beneficial owner. Shares of OBC Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of OBC Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of OBC Common Stock as to which no election has been made are referred to as "Non-Election Shares." The aggregate number of shares of OBC Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

    (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on the 20th calendar day following the Mailing Date (or such other time and date as OBC and FESC may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by FESC pursuant to Section 9 of this
Article V, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of OBC Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any OBC stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any OBC stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by FESC and OBC that this Plan of Merger has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of OBC Common Stock held by such stockholder shall be designated "Non-Election Shares." FESC shall cause the Certificates representing OBC Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Plan of Merger and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

    (d) Notwithstanding any other provision contained in this Plan of Merger, the number of shares of OBC Common Stock to be converted into the Stock Consideration in the Merger shall not be less than 60% of the total number of shares of OBC Common Stock issued and outstanding immediately prior to the Effective Time, or more than 70% of the total number of shares of OBC Common Stock issued and outstanding immediately prior to the Effective Time (in each case, excluding (x) shares of OBC Common Stock to be cancelled as provided in
Section 2(a) of this Article V and (y) Dissenting Shares (the shares remaining outstanding after such exclusion constituting, for purposes of this Agreement, the "Outstanding OBC Shares")); PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code and that the tax opinion referred to in Section 5.1(g) of the Reorganization Agreement can be rendered (each as reasonably determined by Arnold & Porter, special tax counsel to FESC), FESC shall reduce the number of Outstanding OBC Shares that will be converted into the right to receive the Cash Consideration in accordance with a written agreement which shall be entered into between FESC and OBC on or prior to the Closing Date.

    (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, FESC shall cause the Exchange Agent to effect the allocation among holders of OBC Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

        (i) If the Stock Election Number exceeds 70% of the total number of Outstanding OBC Shares, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 7 of this Article V, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by
    (y) a fraction, the numerator of which is 70% of the total number of Outstanding OBC Shares and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

        (ii) If the Stock Election Number is less than 60% of the total number of Outstanding OBC Shares (the amount by which 60% of the total number of Outstanding OBC Shares exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

           (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then, subject to Section 7 of Article V, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by
       (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

           (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 7 of this
       Article V, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the

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


       numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration; and

        (iii) In the event that the Stock Election Number equals or exceeds 60% of the total number of Outstanding OBC Shares but is less than or equal to 70% of the total number of Outstanding OBC Shares, then all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares shall be converted into the right to receive the Stock Consideration.

    For purposes of this Section 3(e), if FESC is obligated to increase the number of Outstanding OBC Shares to be converted into shares of FESC Common Stock as a result of the application of the last clause of Section 3(d) above, then the higher number shall be substituted for 60% of the total number of Outstanding OBC Shares in the calculations set forth in this Section 3(e).

    (f) All of the shares of OBC Common Stock converted into and exchangeable for the Merger Consideration pursuant to this Article V shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time. Each Certificate previously representing any such shares of OBC Common Stock shall thereafter represent the right to receive the Merger Consideration pursuant to this Article V, as allocated among the holders of OBC Common Stock in accordance with this Section 3.

    (g) On the Effective Date, FESC shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Section 3, certificates representing the aggregate number of shares of FESC Common Stock into which the outstanding shares of OBC Common Stock shall be converted pursuant to this Article V, and cash in the amount of the aggregate Cash Consideration and the aggregate amount of cash to be paid in lieu of fractional shares (such cash and certificates are hereinafter referred to as the "Exchange Fund"). After the Effective Date, FESC shall, on the applicable payment or distribution date, tender to the Exchange Agent as an addition to the Exchange Fund all dividends and other distributions applicable to shares of FESC Common Stock held in the Exchange Fund. As soon as practicable after the Effective Date, the Exchange Agent shall distribute to holders of shares of OBC Common Stock, upon surrender to the Exchange Agent (to the extent not previously surrendered with an Election Form) of one or more Certificates for cancellation,
(i) a certificate representing that number of whole shares of FESC Common Stock, if any, that such holder has the right to receive pursuant to this Plan of Merger, and (ii) a check for an amount equal to the cash, if any, which such holder has the right to receive pursuant to this Plan of Merger (including any cash in lieu of any fractional shares of FESC Common Stock to which such holder is entitled pursuant to Section 7 hereof and any dividends or other distributions to which such holder is entitled pursuant to the provisions set forth below). In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any of the Cash Consideration or cash in lieu of fractional share interests to be received in the Merger. If a check is to be issued in the name of a person other than the person in whose name the Certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes required by reason of issuance of such check to a person other than the registered holder of the Certificates surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. No dividends or other distributions declared after the Effective Time with respect to FESC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article
V. After the surrender of a Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FESC Common Stock, if any, represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of OBC for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of FESC Common Stock until FESC has received the written agreement of such person contemplated by Section 4.10 of the Reorganization Agreement. If any certificate for shares of FESC Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of FESC or its agent that such taxes have been paid or are not payable.

    (h) Any portion of the Exchange Fund consisting of cash deposited by FESC into the Exchange Fund, of shares of FESC Common Stock or the cash dividends paid on FESC Common Stock deposited by FESC into the Exchange Fund pursuant to
Section 3(g) (including the proceeds of any investments thereof) that remains unclaimed by the holders of OBC Common Stock for one year after the Effective Date shall be returned to FESC. Any holders of OBC Common Stock who have not theretofore complied with the provisions of this Article V with respect to exchange of their Certificates shall thereafter look only to FESC for delivery of the shares of FESC Common Stock, the cash in lieu of fractional shares of FESC Common Stock, any unpaid dividends and distributions on the FESC Common Stock and the cash portion of the Merger Consideration deliverable in respect of each share of OBC Common Stock that such holder holds, as determined pursuant to this Plan of Merger, in each case without any interest thereon.

    4. Upon the Effective Date, the stock transfer books of OBC shall be closed and no transfer of OBC Common Stock shall thereafter be made or recognized. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article V. Any other provision of this Plan of Merger notwithstanding, neither FESC or its agent nor any party to the Merger shall be liable to a holder of OBC Common Stock for any amount paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

    5. In the event that prior to the Effective Date the outstanding shares of FESC Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in FESC's capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration (including the Exchange Ratio) and the formulas contained in Section 6 of this Article V.

    6. (a) At the Effective Time, each option to acquire OBC Common Stock (each an "OBC Option") granted under the 1992 OBC Directors' Stock Option Plan, the OBC 1987 Stock Option and Appreciation Rights Plan or the Franklin First Savings Bank Incentive Plan (collectively, the "OBC Stock Option Plans") which is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by FESC. Each OBC Option so assumed by FESC shall continue to have, and be subject to, the same terms and conditions set forth in the OBC Stock Option Plan (and any agreement) under which it was granted and as in existence immediately prior to the Effective Time, except that (i) such OBC Option shall be exercisable (when vested) for that number of whole shares of FESC Common Stock equal to the product of the number of shares of OBC Common Stock covered by the OBC Option multiplied by the Exchange Ratio, provided that any fractional shares of FESC Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of FESC Common Stock shall be equal to the exercise price per share of OBC Common Stock of such OBC Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. The adjustment provided herein with respect to any OBC Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

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    (b) Each holder of an OBC Option which will be fully vested immediately prior to the Effective Time may elect to receive, in cancellation of such OBC Option on the Effective Date, and without payment of any consideration by such holder, an amount of cash computed by (i) multiplying the average closing price of FESC Common Stock on the American Stock Exchange (as reported in THE WALL STREET JOURNAL or, if not reported therein, another comparable authoritative source) for the ten trading days immediately preceding the Effective Date by 0.105; (ii) adding $24.33 to the product obtained in the preceding clause (i);
(iii) subtracting from the sum obtained in the preceding clause (ii) the per share exercise price of such OBC Option; and (iv) multiplying the difference obtained in the preceding clause (iii) by the number of shares of OBC Common Stock covered by the OBC Option being cancelled. Any such election shall be made by the holder of an OBC Option not later than the close of business on the Effective Date.

    7. Notwithstanding any other provision hereof, each holder of shares of OBC Common Stock who would otherwise have been entitled to receive pursuant to this
Article V a fraction of a share of FESC Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fraction of a share of FESC Common Stock multiplied by the market value (as defined below) of FESC Common Stock. The "market value" of FESC Common Stock shall be the average of the closing prices of the FESC Common Stock on the American Stock Exchange-- Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported therein, another comparable authoritative source) for the ten trading days preceding the date on which the Effective Time occurs. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of such fractional share.

    8. The provisions pertaining to OBC Options contained in Paragraphs 5 and 6 of this Article V are intended to be for the benefit of, and shall be enforceable by, the respective holders of OBC Options and his or her heirs and representatives.

    9. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FESC, the posting by such person of a bond in such amount as FESC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of FESC Common Stock constituting the Stock Consideration and cash in lieu of fractional shares and/or the cash constituting the Cash Consideration deliverable in respect thereof pursuant to this Plan of Merger.

                                  ARTICLE VI.
                          EFFECTIVE DATE OF THE MERGER

    A certificate of merger evidencing the transactions contemplated herein shall be delivered to the Delaware Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate of merger (such date and time being herein referred to as the "Effective Time").

                                  ARTICLE VII.
                              CONDITIONS PRECEDENT

    The obligations of FESC, Merger Sub and OBC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in Article 5 of the Reorganization Agreement.

                                 ARTICLE VIII.
                                  TERMINATION

    Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of OBC, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                  ARTICLE IX.
                                 MISCELLANEOUS

    1. This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Merger Sub, FESC and OBC. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

    2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

    3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

    4. This Plan of Merger shall be governed by and construed in accordance with the laws of Delaware applicable to the internal affairs of OBC and Merger Sub.

    5. This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

    IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                           FIRST EMPIRE STATE CORPORATION

/s/ MARIE KING                                   By:        /s/ RICHARD A. LAMMERT
------------------------------------------                  -----------------------------------
Marie King                                                  Richard A. Lammert
Secretary                                                   Senior Vice President and
                                                            General Counsel

Attest                                           OLYMPIA FINANCIAL CORP.

/s/ GARY S. PAUL                                 By:        /s/ RICHARD A. LAMMERT
------------------------------------------                  -----------------------------------
Gary S. Paul                                                Richard A. Lammert
Secretary

Attest                                           ONBANCORP, INC.

/s/ DAVID M. DEMBOWSKI                           By:        /s/ ROBERT J. BENNETT
------------------------------------------                  -----------------------------------
David M. Dembowski                                          Robert J. Bennett
Secretary                                                   Chairman, President and
                                                            Chief Executive Officer

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